Exhibit 23.4

Frost & Sullivan (S) Pte Ltd. 100 Beach Road, #29-01/11 Shaw Tower, Singapore 189702 Tel: 65 6890 0999 Fax: 65 6890 0988 www.frost.com Co. Reg. No. 200002194D

September 30, 2010

ShangPharma Corporation

No. 5 Building, 998 Halei Road

Zhangjiang Hi-tech Park

Pudong New Area, Shanghai 201203

People’s Republic of China

Fax: +86 21 5132-0110

Re: ShangPharma Corporation

Dear Sirs,

We understand that ShangPharma Corporation plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the reference to our name and to the use of data and other information, including quotations and summaries of data and other information, from our research report “CHINA CRO MARKET” (the “Report”) in the Registration Statement and any amendments thereto, any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings, on the website of ShangPharma Corporation and its subsidiaries, in institutional and retail roadshows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully,

For and on behalf of Frost & Sullivan

/s/ Rhenu Bhuller
Name: Rhenu Bhuller
Title: Vice President (Healthcare)

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